                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[x]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Under Rule 14a-12


                                  CMGI, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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

                                  CMGI, INC.
                             100 BRICKSTONE SQUARE
                         ANDOVER, MASSACHUSETTS 01810

                                                              November 16, 2001

Dear CMGI Stockholder:

  You are cordially invited to attend the 2001 Annual Meeting of Stockholders (the "Meeting") of CMGI, Inc., which will be held at The Andover Country Club, 60 Canterbury Street, Andover, Massachusetts 01810, on Wednesday, December 19, 2001, at 9:00 a.m. local time. I look forward to greeting as many of our stockholders as possible.

  Details of the business to be conducted at the Meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

  Whether or not you plan to attend the Meeting, it is important that your shares be represented and voted at the Meeting. Therefore, I urge you to follow the voting instructions on the enclosed proxy card so that your shares will be represented at the Meeting.

  We look forward to meeting those of you who will be able to attend the Meeting.

                                          Sincerely,
                                          /s/ David S. Wetherell
                                          David S. Wetherell
                                          Chairman of the Board and
                                          Chief Executive Officer

                                  CMGI, INC.
                             100 BRICKSTONE SQUARE
                         ANDOVER, MASSACHUSETTS 01810

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                    TO BE HELD WEDNESDAY, DECEMBER 19, 2001

                               ----------------

To the Stockholders of CMGI, Inc.:

  NOTICE IS HEREBY GIVEN that the 2001 Annual Meeting of Stockholders (the "Meeting") of CMGI, Inc. (the "Company") will be held at The Andover Country Club, 60 Canterbury Street, Andover, Massachusetts 01810, on Wednesday, December 19, 2001, at 9:00 a.m. local time, for the following purposes:

  1. To elect two Class II Directors.
  2. To approve an amendment to the Company's Employee Stock Purchase Plan.
  3. To ratify the appointment of KPMG LLP as the Company's independent auditors for the current fiscal year.
  4. To transact such other business, including consideration of a stockholder proposal, as may properly come before the Meeting or any adjournments thereof.

  The Board of Directors has no knowledge of any other business to be transacted at the Meeting.

  Only stockholders of record at the close of business on Friday, November 2, 2001 are entitled to notice of, and to vote at, the Meeting and any adjournments thereof. A copy of the Company's Annual Report to Stockholders for the fiscal year ended July 31, 2001, which contains consolidated financial statements and other information of interest to stockholders, accompanies this Notice and Proxy Statement. All stockholders are cordially invited to attend the Meeting.

                                          By Order of the Board of Directors,
                                          /s/ David S. Wetherell
                                          David S. Wetherell, Secretary
Andover, Massachusetts
November 16, 2001

  Admission to the Meeting will be on a first-come, first-served basis and an admission ticket and picture identification will be required to enter the Meeting. Each stockholder will be entitled to bring a guest to the Meeting. For stockholders of record, an admission ticket is attached to the proxy card sent with this Notice and Proxy Statement. Stockholders holding stock in bank or brokerage accounts can obtain an admission ticket in advance by sending a written request, along with proof of ownership of shares (such as a brokerage statement), to the Company's Investor Relations Department at CMGI, Inc., 100 Brickstone Square, Andover, Massachusetts 01810. An individual arriving without an admission ticket will not be admitted unless it can be verified that the individual is a CMGI stockholder. Cameras, cell phones, recording equipment and other electronic devices will not be permitted at the Meeting. The Company reserves the right to inspect any persons or items prior to their admission to the Meeting.


                            YOUR VOTE IS IMPORTANT.

 TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

                                  CMGI, INC.
                             100 BRICKSTONE SQUARE
                         ANDOVER, MASSACHUSETTS 01810

                               ----------------

                                PROXY STATEMENT
                    For the Annual Meeting of Stockholders
                         To Be Held December 19, 2001

                               ----------------

General

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of CMGI, Inc., a Delaware corporation (the "Company"), for use at the Company's 2001 Annual Meeting of Stockholders (the "Meeting"), which will be held at The Andover Country Club, 60 Canterbury Street, Andover, Massachusetts 01810, on Wednesday, December 19, 2001, at 9:00 a.m. local time, and at any adjournment thereof. The Notice of Annual Meeting, this Proxy Statement, the accompanying proxy card and the Company's Annual Report to Stockholders for the year ended July 31, 2001 are being mailed to stockholders on or about November 16, 2001. The Company's principal executive offices are located at 100 Brickstone Square, Andover, Massachusetts 01810 and its telephone number is (978) 684-3600.

  All share numbers and share prices provided in this Proxy Statement have been adjusted to reflect all stock splits effected prior to the date hereof.

Solicitation

  The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. Copies of solicitation materials will be furnished to brokerage houses, nominees, fiduciaries and custodians to forward to beneficial owners of Common Stock held in their names. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of stock for their reasonable expenses in forwarding solicitation materials to such beneficial owners. In addition to original solicitation of proxies by mail, the Company's directors, officers and other employees may, without additional compensation, solicit proxies by telephone, facsimile, electronic communication and personal interviews.

Record Date, Outstanding Shares and Voting Rights

  The Board of Directors has fixed November 2, 2001 as the record date for determining holders of the Company's Common Stock, $.01 par value per share (the "Common Stock"), who are entitled to vote at the Meeting. As of November 2, 2001, the Company had approximately 352,848,926 shares of Common Stock outstanding and entitled to be voted. Each share of Common Stock entitles the record holder to one vote on each matter to be voted upon at the Meeting. A majority of the shares of Common Stock issued and outstanding and entitled to vote at the Meeting will constitute a quorum at the Meeting. Votes withheld, abstentions and broker non-votes shall be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Meeting.

  The affirmative vote of the holders of a plurality of the votes cast at the Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and voting on the matter is required to approve the amendment to the Employee Stock Purchase Plan, to ratify the appointment of the Company's independent auditors and to approve the stockholder proposal.

  Shares which abstain from voting on a particular matter and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter ("broker non-votes") will not be counted as votes in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and broker non-votes will have no effect on the voting for the election of directors, which requires the affirmative vote of a plurality of the votes cast or shares voting on the matter. In addition, abstentions and broker non-votes will have no effect on the voting on the remaining matters to be voted on at the Meeting, each of which requires the affirmative vote of a majority of the votes cast or shares voting on the matter.

  To vote by mail, sign, date and complete the enclosed proxy card and return it in the enclosed envelope. No postage is necessary if the proxy card is mailed in the United States. If you hold your shares through a bank, broker or other nominee, they will give you separate instructions for voting your shares.

Revocability of Proxy and Voting of Shares

  Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. The proxy may be revoked by filing with the Secretary of the Company, at the principal executive offices of the Company, 100 Brickstone Square, Andover, Massachusetts 01810, an instrument of revocation or a duly executed proxy bearing a later date. The proxy may also be revoked by attending the Meeting and voting in person. If not revoked, the proxy will be voted at the Meeting in accordance with the stockholder's instructions indicated on the proxy card. If no instructions are indicated, the proxy will be voted:

  .  FOR the election of the two Class II Director nominees named herein;

  . FOR the approval of the amendment to the Company's Employee Stock Purchase Plan;

  . FOR the ratification of the appointment of KPMG LLP as the Company's independent auditors for the current fiscal year;

  .  AGAINST the stockholder proposal; and

  . In accordance with the judgment of the proxy holders as to any other matter that may be properly brought before the Meeting or any adjournments thereof.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information, as of September 30, 2001, with respect to the beneficial ownership of shares of Common Stock by (i) each person known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) the directors of the Company, (iii) the Chief Executive Officer, the four other most highly compensated executive officers who were serving as executive officers on July 31, 2001, and a former executive officer (the "Named Executive Officers"), and (iv) all current executive officers and directors of the Company, as a group.

                                                     Amount and Nature of
                                                    Beneficial Ownership(1)
                                                    ---------------------------
                                                     Number of     Percent of
Name and Address of Beneficial Owner                  Shares        Class(2)
------------------------------------                -------------- ------------
5% Stockholders
Compaq Computer Corporation(3)....................      47,108,731        13.4%

Directors
David S. Wetherell(4).............................      38,126,154        10.7%
Barry K. Allen(5).................................          37,222           *
Virginia G. Bonker(6).............................          33,333           *
Jonathan Kraft(7).................................          22,222           *
Peter McDonald(8).................................          38,521           *

Other Named Executive Officers
David S. Andonian(9)..............................       1,227,226           *
Joel B. Rosen(10).................................               0           *
Richard F. Torre(11)..............................          43,928           *
Anthony Nuzzo(12).................................               0           *
Andrew J. Hajducky III(13)........................         187,248           *
All current executive officers and directors, as a
 group (7 persons)(14)............................      39,609,878        11.0%

--------
  *Less than 1%
 (1) The number of shares beneficially owned by each director, executive officer and stockholder is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after September 30, 2001 through the exercise of any stock option or other right ("Presently Exercisable Options"). The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.
 (2) Number of shares deemed outstanding includes 352,467,538 shares of Common Stock as of September 30, 2001, plus any shares subject to Presently Exercisable Options held by the person in question.
 (3) Based on the information provided by Compaq Computer Corporation ("Compaq") to the Company. The address of Compaq is 20555 State Highway 249--M/C 110701, Houston, TX 77380.
 (4) Includes 5,014,274 shares which may be acquired by Mr. Wetherell pursuant to Presently Exercisable Options. Also includes (i) 16,932,672 shares held by a limited liability company of which Mr. Wetherell owns a membership interest and which is managed by a limited liability company of which Mr. Wetherell is a manager and (ii) 388,244 shares held by Mr. Wetherell and his wife as trustees for the David S. Wetherell Charitable Trust, for a total of 17,320,916 shares with respect to which Mr. Wetherell disclaims beneficial ownership. Mr. Wetherell's address is c/o CMGI, Inc., 100 Brickstone Square, Andover, MA 01810. Mr. Wetherell also owns 46,000 shares of common stock of Engage, Inc. ("Engage"), a subsidiary of the Company, which shares represent less than 1% of the voting power of the outstanding capital stock of Engage.

 (5) Includes 22,222 shares which may be acquired by Mr. Allen pursuant to Presently Exercisable Options.
 (6) Consists of shares which may be acquired by Ms. Bonker pursuant to Presently Exercisable Options.
 (7) Consists of shares which may be acquired by Mr. Kraft pursuant to Presently Exercisable Options.
 (8) Includes 38,221 shares which may be acquired by Mr. McDonald pursuant to Presently Exercisable Options.
 (9) Includes 1,223,745 shares which may be acquired by Mr. Andonian pursuant to Presently Exercisable Options. Mr. Andonian is also deemed the beneficial owner of 29,479 shares of common stock of NaviSite, Inc. ("NaviSite"), a subsidiary of the Company, including 24,479 shares of common stock of NaviSite which may be acquired by Mr. Andonian pursuant to Presently Exercisable Options. Mr. Andonian is also deemed the beneficial owner of (i) 100,038 shares of common stock of Engage, (ii) 22,916 shares of common stock of MyWay.com Corporation ("MyWay"), a subsidiary of the Company, and (iii) 12,500 shares of common stock of NaviPath, Inc. ("NaviPath"), a subsidiary of the Company, all of which shares may be acquired by Mr. Andonian pursuant to Presently Exercisable Options. These shares represent less than 1% of the voting power of the outstanding capital stock of NaviSite, Engage, MyWay and NaviPath, respectively.
(10) Mr. Rosen also owns 6,000 shares of common stock of NaviSite. These shares represent less than 1% of the voting power of the outstanding capital stock of NaviSite. Mr. Rosen is the former President and Chief Executive Officer of NaviSite, following his resignation in July 2001.
(11) Includes 14,373 shares which may be acquired by Mr. Torre pursuant to Presently Exercisable Options. Mr. Torre is also deemed the beneficial owner of 35,000 shares of common stock of SalesLink Corporation ("SalesLink"), a subsidiary of the Company, which shares may be acquired by Mr. Torre pursuant to Presently Exercisable Options. These shares represent less than 1% of the voting power of the outstanding capital stock of SalesLink. Mr. Torre is the former President and Chief Executive Officer of SalesLink, following his resignation in August 2001.
(12) Mr. Nuzzo also owns 10,000 shares of common stock of Engage. These shares represent less than 1% of the voting power of the outstanding capital stock of Engage. Mr. Nuzzo is the former President and Chief Executive Officer of Engage, following his resignation in September 2001.
(13) Mr. Hajducky is the former Executive Vice President, Chief Financial Officer and Treasurer of the Company, following his resignation in July 2001.
(14) Includes 6,479,017 shares which may be acquired pursuant to Presently Exercisable Options. Also includes the shares disclaimed by Mr. Wetherell described in note 4 above.

                                  PROPOSAL I

                             ELECTION OF DIRECTORS

  The current Board has five members and is divided into three classes. A class of directors is elected each year for a three-year term. The current term of the Company's Class II Directors will expire at this Meeting. The nominees for Class II Director are Barry K. Allen and Virginia G. Bonker, both of whom currently serve as Class II Directors and are available for re-election. The Class II Directors elected at this Meeting will each serve for a term of three years that will expire at the Company's 2004 Annual Meeting of Stockholders and until his or her successor is elected and qualified. The persons named as proxies will vote for each of Mr. Allen and Ms. Bonker for election to the Board as Class II Director unless the proxy card is marked otherwise.

  Mr. Allen and Ms. Bonker have each indicated his or her willingness to serve, if elected; however, if he or she should be unable to serve, the persons named as proxies may vote the proxy for a substitute nominee. The Board has no reason to believe that either nominee will be unable to serve if elected.

  The Board of Directors recommends that the stockholders vote FOR each of the Nominees listed below.

  Biographical and certain other information concerning the directors of the Company and the nominee for director is set forth below:

Class II Director Nominees for Election for a Three-Year Term Expiring at the 2004 Annual Meeting

  Barry K. Allen, age 53. Mr. Allen has served as a director of the Company since July 2001. Since August 2000, Mr. Allen has been President of Allen Enterprises, LLC, a private equity and management company he founded. Previously, Mr. Allen served in various executive capacities at Ameritech Corporation, a telecommunications company. He retired as President of Ameritech in July 2000. Mr. Allen also serves on the Boards of Directors of Harley Davidson Inc. and Cobalt Corp.

  Virginia G. Bonker, age 37. Ms. Bonker has served as a director of the Company since April 2001. Ms. Bonker is a cofounder and General Partner of Blue Rock Capital, L.P., a venture capital fund that invests in information technology and service businesses.

Class III Directors Continuing in Office until the 2002 Annual Meeting

  David S. Wetherell, age 47. Mr. Wetherell has served as Chairman of the Board, Chief Executive Officer and Secretary of the Company since 1986. From 1986 to July 2001, Mr. Wetherell also served as President of the Company. Mr. Wetherell also serves on the Boards of Directors of Engage and NaviSite.

   Jonathan Kraft, age 37. Mr. Kraft has served as a director of the Company since July 2001. Mr. Kraft has served as President and Chief Operating Officer of The Kraft Group, a private holding company comprised of companies involved in the paper and packaging industries, sports and entertainment and private equity investing, since January 1997. Mr. Kraft also serves as Vice Chairman of the New England Patriots, a National Football League franchise. Mr. Kraft also serves on the Board of Directors of Carmel Container Systems, Ltd.

Class I Director Continuing in Office until the 2003 Annual Meeting

  Peter McDonald, age 51. Mr. McDonald has served as a director of the Company since April 2001. Mr. McDonald served as President and Chief Executive Officer of the Yellow Pages Division of SBC Communications, Inc. from October 1999 to April 2000. From September 1994 to October 1999, Mr. McDonald served as President and Chief Executive Officer of the Ameritech Publishing Division of Ameritech Corporation.

Board and Committee Meetings

  During the fiscal year ended July 31, 2001 ("fiscal 2001"), the Board of Directors held 23 meetings (including by telephone conference). During fiscal 2001, each incumbent director attended at least 75% of the aggregate number of meetings of the Board and of the committees on which he or she served.

  The Board of Directors has an Audit Committee, which assists the Board of Directors in fulfilling its responsibilities to stockholders concerning the Company's financial reporting and internal controls, and facilitates open communication among the Audit Committee, Board of Directors, outside auditors and management. The Audit Committee discusses with management and the outside auditor the financial information developed by the Company, the Company's systems of internal controls and the Company's audit process. The Audit Committee recommends to the Board each fiscal year the independent auditors who will audit the books of the Company for that year. The independent auditors meet with the Audit Committee (both with and without the presence of the Company's management) to review and discuss various matters pertaining to the audit, including the Company's financial statements, the report of the independent auditors on the results, scope and terms of their work, and their recommendations concerning the financial practices, controls, procedures and policies employed by the Company. The Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee consists of Barry K. Allen, Jonathan Kraft and Peter McDonald, each of whom is independent as defined under Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards. The Audit Committee met six times during fiscal 2001.

  The Board of Directors has a Human Resources and Compensation Committee, which administers the Company's 2000 Stock Incentive Plan, 1986 Stock Option Plan and Employee Stock Purchase Plan, as well as the Company's cash incentive plans and performance-based stock options. The Human Resources and Compensation Committee approves salaries, bonuses and other compensation arrangements and policies for the Company's officers, including the chief executive officer. The Human Resources and Compensation Committee consists of Barry K. Allen, Virginia G. Bonker and Peter McDonald. The Human Resources and Compensation Committee met two times during fiscal 2001.

  The Board of Directors has a Governance Committee, which makes recommendations to the Board of Directors concerning all facets of the director-nominee selection process. Stockholders wishing to propose director candidates for consideration by the Governance Committee may do so by writing to the Secretary of the Company and providing information specified in the Company's By-Laws, including the candidate's name, biographical data and qualifications. The Company's By-Laws set forth further requirements for stockholders wishing to nominate director candidates for consideration by stockholders including, among other things, that a stockholder must give timely written notice of an intent to make such a nomination to the Secretary of the Company. See "Proposals of Stockholders for 2002 Annual Meeting." The Governance Committee consists of Barry K. Allen and Jonathan Kraft. The Governance Committee met one time during fiscal 2001.

                                  PROPOSAL 2

           APPROVAL OF AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN

  On October 19, 2001, the Board of Directors adopted resolutions, subject to stockholder approval, to approve an amendment (the "ESPP Amendment") to the Company's 1995 Employee Stock Purchase Plan, as amended (the "ESPP"), to increase the number of shares of Common Stock authorized for issuance under the ESPP from 1,000,000 shares to 3,000,000 shares. The Board has adopted the ESPP Amendment because the number of shares currently available under the ESPP is insufficient to satisfy the expected foreseeable future share requirements thereunder.

  As of November 16, 2001, 297,270 shares of Common Stock were available for issuance under the ESPP. If stockholders approve the ESPP Amendment, 2,297,270 shares will be available for issuance under the ESPP. Because participation in the ESPP is voluntary, the Company cannot now determine the number of shares of Common Stock to be purchased by any particular individual or group of individuals.

Summary of the ESPP

  The ESPP qualifies as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). All employees of the Company, including directors of the Company who are employees, and all the employees of any participating subsidiaries whose customary employment is more than 20 hours per week and for more than five months in any calendar year are eligible to participate in the ESPP. Employees who would immediately after the grant own 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary are not eligible to participate. As of September 30, 2001, approximately 2,818 of the Company's employees were eligible to participate in the ESPP.

  The ESPP provides for a participating employee's authorization of the Company's deduction of funds from an employee's pay for the purchase of shares of Common Stock on a given date. For any offering period, a participant may authorize a payroll deduction from his or her compensation of
(i) between 1% and 10% in increments of 1% or (ii) any whole dollar amount not less than $10 per pay period and $100 per offering period. The Company offers shares of Common Stock to eligible employees during offering periods which coincide with the Company's fiscal quarters.

  On the first day of each offering period, the participant will receive an option to purchase up to, but no more than, the number of shares of Common Stock calculated by dividing the closing market price of the Common Stock on the first trading day of the offering period into $6,250. In addition, no participant shall be permitted to purchase shares of common stock under all the employee stock purchase plans of the Company and its subsidiaries at a rate which exceeds $25,000 in fair market value (measured at the time the option is granted) of such stock for each calendar year. On the last trading day of the offering period, the participant's option will be automatically exercised and the participant's account will be used to buy shares of Common Stock at a price equal to 85% of the closing price of the Common Stock on either (i) the first trading day of the offering period or (ii) the last trading day of the offering period, whichever is lower.

  An employee's participation in the ESPP will be terminated when the employee
(i) voluntarily elects to withdraw his or her entire account, (ii) resigns or is discharged from the Company or (iii) dies. Upon termination of participation, the employee shall not be entitled to rejoin the ESPP until the first day of the offering period immediately following the offering period in which the employee terminates his or her participation. Upon the death of a participant, his or her account shall be paid or distributed to the beneficiary or beneficiaries designated by such participant, or in the absence of such designation, to the executor or administrator of his or her estate. Participants' rights under the ESPP may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, are exercisable only by the participant. The Board may amend, alter or terminate the ESPP at any time.

Federal Income Tax Consequences

  The following is a summary of the United States federal income tax consequences that generally will arise with respect to purchases made under the ESPP and with respect to the sale of Common Stock acquired under the ESPP. This summary is based on the federal tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below.

  Tax Consequences to Participants. In general, a participant will not recognize taxable income upon enrolling in the ESPP or upon purchasing shares of Common Stock at the end of an offering. Instead, if a participant sells Common Stock acquired under the ESPP at a sale price that exceeds the price at which the participant purchased the Common Stock, then the participant will recognize taxable income in an amount equal to the excess of the sale price of the Common Stock over the price at which the participant purchased the Common Stock. A portion of that taxable income will be ordinary income, and a portion may be capital gain.

  If the participant sells the Common Stock more than one year after acquiring it and more than two years after the date on which the offering commenced (the "Grant Date"), then the participant will be taxed as follows. If the sale price of the Common Stock is higher than the price at which the participant purchased the Common Stock, then the participant will recognize ordinary compensation income in an amount equal to the lesser of:

  (i) fifteen percent of the fair market value of the Common Stock on the Grant Date; and

  (ii) the excess of the sale price of the Common Stock over the price at which the participant purchased the Common Stock.

  Any further income will be long-term capital gain. If the sale price of the Common Stock is less than the price at which the participant purchased the Common Stock, then the participant will recognize long-term capital loss in an amount equal to the excess of the price at which the participant purchased the Common Stock over the sale price of the Common Stock.

  If the participant sells the Common Stock within one year after acquiring it or within two years after the Grant Date (a "Disqualifying Disposition"), then the participant will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Common Stock on the date that it was purchased over the price at which the participant purchased the Common Stock. The participant will also recognize capital gain in an amount equal to the excess of the sale price of the Common Stock over the fair market value of the Common Stock on the date that it was purchased, or capital loss in an amount equal to the excess of the fair market value of the Common Stock on the date that it was purchased over the sale price of the Common Stock. This capital gain or loss will be a long-term capital gain or loss if the participant has held the Common Stock for more than one year prior to the date of the sale and will be a short-term capital gain or loss if the participant has held the Common Stock for a shorter period.

  Tax Consequences to the Company. The offering of Common Stock under the ESPP will have no tax consequences to the Company. Moreover, in general, neither the purchase nor the sale of Common Stock acquired under the ESPP will have any tax consequences to the Company except that the Company will be entitled to a business-expense deduction with respect to any ordinary compensation income recognized by a participant upon making a Disqualifying Disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

  The Board of Directors recommends that the stockholders vote FOR the adoption of the amendment to the ESPP.

                                  PROPOSAL 3

                  RATIFICATION OF THE APPOINTMENT OF AUDITORS

  The Board of Directors has appointed KPMG LLP, independent auditors ("KPMG"), to audit the Company's consolidated financial statements for the fiscal year ending July 31, 2002 ("fiscal 2002"), and recommends that the stockholders vote for ratification of such appointment. If the stockholders do not ratify the selection of KPMG as the Company's independent auditors, the selection of such auditors will be reconsidered by the Board of Directors. A representative of KPMG, which served as the Company's auditors in fiscal 2001, is expected to be present at the Meeting to be available to respond to appropriate questions from stockholders and to make a statement if he or she desires to do so.

  The Board of Directors recommends that the stockholders vote FOR the ratification of KPMG to serve as the Company's independent auditors for the current fiscal year.

                             STOCKHOLDER PROPOSAL

  Gary M. Mucica, 7 Olympic Lane, North Andover, Massachusetts 01845, owner of at least 5,000 shares of Common Stock, has notified the Company that he intends to present the following proposal at the Meeting:

  "Whereas it is vital that Officers and Directors of publicly traded companies should align their personal financial interests with those of the shareholders it is resolved that CMGI, Inc. follow the lead of numerous other publicly traded corporations and adopt the following shareholding requirements:

  All Officers and Directors of CMGI, Inc. or any of its majority owned subsidiaries be required to personally own, apart from unexercised stock options and other deferred compensation, shares of the company's common stock equal to their most recent annual cash compensation including salary, cash bonus and directors fee or $100,000 whichever is greater. The amount of required stock ownership will be adjusted at the end of each fiscal based on changes to their compensation and the market value of the company's common stock."

  The Board of Directors recommends that the stockholders vote AGAINST this stockholder proposal.

  The Board believes that this proposal is not in the best interests of the Company or its stockholders. While the Board agrees that it is important to align the interests of management and members of the Board with those of the stockholders, the Board strongly believes that it is equally important to attract, motivate and retain the highly talented individuals the Company needs to be a leader in its highly competitive market. The Board feels that the stockholder proposal, if adopted, would make it exceedingly difficult for the Company to attract and retain high quality personnel to fill management positions and Board seats at the Company and at its operating companies. To overcome this counterproductive hurdle and comply with the stockholder proposal, the Company would be forced to waste valuable resources, including cash and shares of its Common Stock, that should be invested elsewhere to create stockholder value. The Board believes that its current compensation programs, including stock options, performance-based stock options and cash incentive awards, adequately align the interests of management and members of the Board with those of the stockholders and therefore recommends a vote AGAINST the proposal.

  The Board of Directors recommends that the stockholders vote AGAINST the stockholder proposal.

                            ADDITIONAL INFORMATION

Management

  Officers are elected annually by the Board and serve at the discretion of the Board. Set forth below is information regarding the current executive officers of the Company.

Name                     Age                                 Position
----                     ---                                 --------
David S. Wetherell......  47 Chairman of the Board of Directors, Chief Executive Officer and Secretary
David S. Andonian.......  44 President and Chief Operating Officer
George A. McMillan......  47 Chief Financial Officer and Treasurer

  David S. Wetherell has served as Chairman of the Board, Chief Executive Officer and Secretary of the Company since 1986. From 1986 to July 2001, Mr. Wetherell also served as President of the Company. Mr. Wetherell also serves on the Boards of Directors of Engage and NaviSite.

  David S. Andonian has served as President and Chief Operating Officer of the Company since July 2001. From August 1999 to July 2001, Mr. Andonian served as President, Corporate Development of the Company. From December 1997 until July 1999, Mr. Andonian served as President, Internet Group of the Company.
Mr. Andonian served as Vice President of Worldwide Marketing of PictureTel Corporation from January 1996 until November 1997. Prior to that, Mr. Andonian held the position of Vice President of Worldwide Marketing and Brand Management at IBM.

  George A. McMillan has served as Chief Financial Officer and Treasurer of the Company since July 2001. Mr. McMillan served as President and Chief Operating Officer of BMG Direct, a unit of Bertelsmann AG consisting of BMG Music Service and CDNOW, from 1997 to July 2001. From 1993 to 1997, Mr. McMillan served as Chief Operating Officer and Chief Financial Officer of Renaissance Solutions, an IT and management consulting firm.

  There are no family relationships between any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company.

Director Compensation

  All of the directors of the Company receive reimbursement of expenses incurred with respect to attendance at meetings of the Board and meetings of committees of the Board.

  1999 Stock Option Plan for Non-Employee Directors

  All directors of the Company are eligible to receive non-statutory stock options to purchase shares of Common Stock under the Company's 1999 Stock Option Plan for Non-Employee Directors, as amended (the "Director Plan"), except for any director who (i) is an employee of the Company or any of its subsidiaries or affiliates or (ii) unless otherwise determined by the Board, is an affiliate, employee or designee of an institutional or corporate investor in the Company (an "Affiliated Director").

  Each eligible director who is elected to the Board for the first time will be granted an option to acquire 200,000 shares of Common Stock (the "Initial Option"). Each Affiliated Director who ceases to be an Affiliated Director and is not otherwise an employee of the Company or any of its subsidiaries or affiliates will be granted, on the date such director ceases to be an Affiliated Director but remains as a member of the Board of Directors, an Initial Option to acquire 200,000 shares of Common Stock under the Director Plan. Each Initial Option will vest and become exercisable as to 1/36th of the number of shares of Common Stock originally subject to the option on each monthly anniversary of the date of grant, provided that the optionee serves as a director on such monthly anniversary date.

  On each anniversary of the grant of the Initial Option, each eligible director will automatically be granted an option to purchase 24,000 shares of Common Stock (an "Annual Option"), provided that such eligible director serves as a director on the applicable anniversary date. Each Annual Option will vest and become exercisable on a monthly basis as to 1/12th of the number of shares originally subject to the option commencing on the 37th month after the grant date, provided that the optionee then serves as a director on such monthly anniversary date.

  The option exercise price per share for each option granted under the Director Plan shall equal the closing price of the Common Stock on the Nasdaq National Market on the date of grant. Except as otherwise provided in the applicable option agreement, each option granted under the Director Plan shall terminate, and may no longer be exercised, on the date ten years after the date of grant of such option.

  On February 21, 2001, Peter McDonald was granted an Initial Option under the Director Plan to purchase 96,000 shares of Common Stock at an exercise price of $4.063 per share. On April 6, 2001, Peter McDonald was granted an option under the Company's 2000 Stock Incentive Plan to purchase 104,000 shares of Common Stock at an exercise price of $1.76 per share. On April 30, 2001, Virginia G. Bonker was granted an Initial Option under the Director Plan to purchase 200,000 shares of Common Stock at an exercise price of $2.99 per share. On July 12, 2001, Barry K. Allen was granted an Initial Option under the Director Plan to purchase 200,000 shares of Common Stock at an exercise price of $2.59 per share. On July 26, 2001, Jonathan Kraft was granted an Initial Option under the Director Plan to purchase 200,000 shares of Common Stock at an exercise price of $2.11 per share.

Executive Compensation

 Summary Compensation

  The following table provides certain summary information with respect to the compensation earned by each of the Named Executive Officers for the fiscal years ended July 31, 2001, 2000 and 1999:

                          SUMMARY COMPENSATION TABLE

                                                                   Long-Term
                                  Annual Compensation            Compensation
                              ----------------------------   ---------------------
                                                                    Awards
                                                             ---------------------
                                                             Securities Securities
                                              Other Annual   Underlying Underlying      All Other
   Name and Principal         Salary   Bonus  Compensation      CMGI    Subsidiary     Compensation
        Position         Year   ($)     ($)       ($)         Options    Options          ($)(1)
   ------------------    ---- ------- ------- ------------   ---------- ----------     ------------
David S. Wetherell(2)... 2001 530,000     --      310,490(3)       --         --          3,500
 Chairman of the Board
  and                    2000 530,000 481,400   1,086,674(4) 3,500,000        --          3,500
 Chief Executive Officer 1999 238,542 189,100     131,161(5)       --         --          3,333
David S. Andonian(6).... 2001 279,167     --      127,327(7)   800,000        --          3,718
 President and Chief     2000 250,000 100,000         --       250,000        --          3,119
 Operating Officer
Joel B. Rosen........... 2001 284,254  65,152         --           --     700,000(8)        --
 Former President and
  Chief                  2000 200,000  75,000         --           --         --            --
 Executive Officer of
  NaviSite               1999  56,061  25,000         --       200,000  1,068,332(8)        --
Richard F. Torre........ 2001 211,154  45,865         --           --     150,000(9)      2,873
 Former President and
  Chief                  2000 200,000  50,855         --        35,000        --          2,279
 Executive Officer of
  SalesLink              1999 171,895  25,000         --           --         --          2,332
Anthony Nuzzo(10)....... 2001 196,212  76,991         --        50,000  1,750,000(11)     1,383
 Former President and
  Chief
 Executive Officer of
  Engage
Andrew J. Hajducky III
 ....................... 2001 326,792     --   129,740(12)         --         --          2,167
 Former Executive Vice   2000 341,000 338,695   77,580(13)     300,000        --          3,890
 President, Chief
  Financial              1999 282,833  98,000         --       240,000        --          4,485
 Officer and Treasurer

--------
 (1) Amounts set forth in this column represent employer 401(k) plan cash contributions.
 (2) For a discussion of Mr. Wetherell's compensatory interests in the Company's venture affiliates, see "Certain Relationships and Related Transactions."
 (3) Of this amount, $220,547 represents certain aircraft expenses reimbursed by the Company, $72,247 represents certain professional service fees paid by the Company on behalf of Mr. Wetherell and $17,696 represents income attributable to Mr. Wetherell for an automobile leased by the Company.
 (4) Of this amount, $875,200 represents certain aircraft expenses reimbursed by the Company, $190,829 represents certain professional service fees paid by the Company on behalf of Mr. Wetherell and $20,645 represents income attributable to Mr. Wetherell for an automobile leased by the Company.
 (5) Of this amount, $113,465 represents certain professional service fees paid by the Company on behalf of Mr. Wetherell.
 (6) Mr. Andonian became an executive officer of the Company in December 1999.
 (7) Of this amount, $120,727 represents certain professional service fees paid by the Company on behalf of Mr. Andonian and $6,600 represents Mr. Andonian's automobile allowance.
 (8) Amount reflects option to purchase shares of common stock of NaviSite awarded to Mr. Rosen during the fiscal year indicated.

 (9) Amount reflects option to purchase shares of common stock of SalesLink awarded to Mr. Torre during the fiscal year indicated.
(10) Mr. Nuzzo became an executive officer of the Company in November 2000.
(11) Amount reflects option to purchase shares of common stock of Engage awarded to Mr. Nuzzo during the fiscal year indicated.
(12) Of this amount, $117,522 represents certain professional service fees paid by the Company on behalf of Mr. Hajducky and $12,219 represents income attributable to Mr. Hajducky for an automobile leased by the Company.
(13) Of this amount, $65,810 represents certain professional service fees paid by the Company on behalf of Mr. Hajducky and $11,770 represents income attributable to Mr. Hajducky for an automobile leased by the Company.

 Option Grants In Fiscal Year 2001

  The following table sets forth information concerning grants of options to purchase shares of Common Stock and shares of common stock of subsidiaries of the Company made to each Named Executive Officer during fiscal 2001. No stock appreciation rights were granted during fiscal 2001.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                           Individual Grants
                                   ----------------------------------
                                                                                      Potential
                                                                                 Realizable Value At
                                                                                   Assumed Annual
                                              Percentage Of                        Rates of Stock
                                   Number Of  Total Options                      Price Appreciation
                                   Securities  Granted To   Exercise               for Option Term
                          Company  Underlying Employees In  Price Per                  ($)(2)
                         Granting   Options      Fiscal       Share   Expiration -------------------
          Name            Option    Granted      2001(%)     ($)(1)      Date       5%        10%
          ----           --------- ---------- ------------- --------- ---------- --------- ---------
David S. Andonian.......      CMGI   800,000       8.8         2.52     7/08/06    556,984 1,230,788
Joel B. Rosen...........  NaviSite   500,000       6.9         9.13    10/30/05  1,261,225 2,786,978
                          NaviSite   200,000       2.8         1.70     4/12/06     93,936   207,573
Richard F. Torre........ SalesLink   150,000      19.4         5.38     4/26/06    222,959   492,682
Anthony Nuzzo...........      CMGI    50,000       0.6        12.06    11/19/05    166,598   368,138
                            Engage 1,750,000       9.0         2.03    11/19/05    981,490 2,168,837

--------
(1) The exercise price per share of each option was determined to be equal to the fair market value per share of the underlying stock on the date of grant.
(2) Amounts reported in these columns represent hypothetical amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on the underlying common stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock and subsidiary common stock holdings are dependent on the timing of such exercise and the future performance of the underlying common stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the option holder.

Fiscal Year 2001 Aggregated Option Exercises and Fiscal Year-End Option Values

  The following table sets forth information with respect to stock options exercised by the Named Executive Officers during fiscal 2001 and stock options held as of July 31, 2001 by each Named Executive Officer.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                       Number Of Securities
                                                            Underlying       Value Of Unexercised
                                     Shares             Unexercised Options  In-The-Money Options
                           Company  Acquired   Value     At July 31, 2001      At July 31, 2001
                          Granting     On    Realized      Exercisable /         Exercisable /
Name                       Option   Exercise  ($)(1)       Unexercisable     Unexercisable ($)(2)
----                      --------- -------- --------- --------------------- ---------------------
David S. Wetherell......  CMGI          --         --  4,242,608 / 3,869,168 5,879,522 / 2,669,328
David S. Andonian.......  CMGI          --         --  1,059,579 / 1,157,921     581,877 / 110,102
                          Engage        --         --        91,525 / 10,643        21,276 / 2,474
                          NaviSite      --         --         22,395 / 2,605        14,893 / 1,732
                          NaviPath      --         --            12,500 / --            5,000 / --
                          MyWay         --         --         22,395 / 2,605               -- / --
Joel B. Rosen...........  CMGI          --         --           112,499 / --               -- / --
                          NaviSite      --         --           595,936 / --               -- / --
Richard F. Torre........  CMGI      130,000    433,667       34,923 / 32,085       19,007 / 27,645
                          SalesLink     --         --        332,083 / 2,917               -- / --
Anthony Nuzzo...........  CMGI          --         --            -- / 50,000               -- / --
                          Engage        --         --         -- / 1,750,000               -- / --
Andrew J. Hajducky III..  CMGI      429,999  3,914,300               -- / --               -- / --

--------
(1) The value realized is based on the difference between the option exercise price of such options and the closing price of the underlying Common Stock on the Nasdaq National Market on the date of exercise.
(2) With respect to CMGI, Engage and NaviSite options, the value of the unexercised in-the-money options is based on the difference between the closing price of the underlying common stock on the Nasdaq National Market on July 31, 2001, and the applicable option exercise prices. With respect to the NaviPath, MyWay and SalesLink options, the value of the unexercised in-the-money options is based on the difference between the approximate fair market value per share of the underlying common stock on July 31, 2001, as determined by an independent valuation consultant and approved by the Board of Directors of the respective company, and the applicable option exercise prices.

Human Resources and Compensation Committee Report

  The Human Resources and Compensation Committee of the Board of Directors (the "Compensation Committee") is composed of three directors who are not employees of the Company. The Compensation Committee regularly reviews and approves compensation programs of the Company and also reviews and determines the actual compensation of the Company's executive officers, as well as all stock option grants, performance-based stock options and cash incentive awards to all key employees. The Compensation Committee reviews and administers the Company's 2000 Stock Incentive Plan, 1986 Stock Option Plan and Employee Stock Purchase Plan. The Compensation Committee reviews executive compensation reports prepared by independent organizations in order to evaluate the appropriateness of its executive compensation program.

  The Compensation Committee uses its base salary and incentive bonus program for the Company's executive officers in order to enhance short-term profitability and stockholder value and uses stock options and performance-based stock options to enhance long-term growth in profitability, return on equity and stockholder value. In order to meet these objectives, the Compensation Committee sets base salaries and target incentive bonus awards for the Company's executive officers for each fiscal year based on percentage of the ranges of base salaries and bonuses among competitive peer groups.

  The Compensation Committee reviews the Company's annual performance plan for the ensuing fiscal year and sets specific incentive target bonus awards which are directly linked to the short-term financial performance of the Company as a whole. For fiscal 2001, the Compensation Committee adopted an Executive Bonus Plan which set financial and operating performance measurements. Bonus payments to the executive officers of the Company under the plan may range from 0-200% of an individual's target bonus based on actual performance. No bonus payments were made to executive officers, including the chief executive officer, of the Company under the plan, as the Company did not achieve minimum threshold performance objectives. For fiscal 2002, the Compensation Committee has adopted a Bonus Plan for CMGI Corporate and a Bonus Plan for Operating Companies. Each of these plans covers executive officers and key employees, and are funded based on the Company's business performance, with minimum threshold levels established. Bonus payments under the plans may then range from 0-150% of an individual's target bonus based on achievement of the individual's goals and objectives. In addition, the Compensation Committee has discretionary authority to award bonuses for individual achievements.

  In addition to salaries and incentive bonuses, the Compensation Committee also grants stock options to executive officers and other key employees of the Company and its subsidiaries in order to focus the efforts of these employees on the long-term enhancement of profitability and stockholder value.

  With respect to the Chief Executive Officer of the Company, the Compensation Committee utilizes a compensation program composed of base salary, incentive bonuses based on financial performance of the Company and individual performance during the fiscal year, and stock option grants. In November 1993, the Company entered into an Employment Agreement with Mr. Wetherell and in connection therewith issued to him a performance-based stock option for the purchase of 4,800,000 shares of Common Stock of the Company. Pursuant to the Employment Agreement, the Compensation Committee fixed Mr. Wetherell's salary for fiscal 2001 at $530,000, which represented no change from the prior fiscal year. In recognition of the Company's current state of unprofitability, Mr. Wetherell has agreed to decrease his base salary for fiscal 2002 to $1. No bonus was paid to Mr. Wetherell for fiscal 2001. While Mr. Wetherell has also elected to forego participation in the Company's Bonus Plan for CMGI Corporate, the Compensation Committee has determined to make him eligible to receive a cash bonus for fiscal 2002 based on financial performance of the Company. See "Employment Agreements and Severance and Change of Control Arrangements." No stock options were granted to Mr. Wetherell during fiscal 2001.

  For a discussion of the Company's @Ventures Internet investment and development entities, and the interests of Mr. Wetherell therein, see "Certain Relationships and Related Transactions."

  Section 162(m) of the Code generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the company's chief executive officer and the four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. In general, the Company structures and administers its stock option plans in a manner intended to comply with the performance-based exception to Section 162(m). Nevertheless, there can be no assurance that compensation attributable to awards granted under the Company's stock option plans will be treated as qualified performance-based compensation under
Section 162(m). In addition, the Compensation Committee reviews the potential effect of Section 162(m) periodically and uses its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of the Company and its stockholders.

  The Compensation Committee believes that the foregoing combination of base salaries, incentive bonuses, stock options and performance-based stock options have helped develop a senior management group dedicated to achieving significant improvement in both the short-term and long-term financial performance of the Company.

                                          HUMAN RESOURCES AND
                                          COMPENSATION COMMITTEE
                                          Peter McDonald, Chairman
                                          Barry K. Allen
                                          Virginia G. Bonker

Independent Auditors' Fees

  In addition to retaining KPMG to audit the consolidated financial statements for fiscal 2001, the Company retained KPMG, as well as other accounting and consulting firms, to provide various consulting services in fiscal 2001, and expect to continue to do so in the future. The aggregate fees billed for professional services by KPMG in fiscal 2001 for these services were:

  . Audit Fees: $1,460,591 for services rendered for the annual audit of the Company's consolidated financial statements for fiscal 2001 and the quarterly reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q;

  . Financial Information Systems Design and Implementation Fees: $611,388 for services rendered in connection with the implementation of the SAP information system at AltaVista; and

  .  All Other Fees: $1,866,900 for all other services:

    .  Internal audit group assistance ($738,100)

    .  Tax compliance services ($776,800)

    .  Tax consulting services ($322,000)

    .  Audit of 401(k) Savings and Retirement Plan ($20,000)

    .  Registration Statement procedures ($10,000)

Audit Committee Report

  The Audit Committee of the Board of Directors has reviewed and discussed the Company's audited financial statements for fiscal 2001 with the Company's management. The Audit Committee has discussed with KPMG, the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee has received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 and has discussed with KPMG its independence. The Audit Committee also considered whether KPMG's provision of non-audit services, including financial information systems design and implementation services, to the Company is compatible with maintaining KPMG's independence. Based on the review and discussions described above, among other things, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for fiscal 2001.

                                          AUDIT COMMITTEE
                                          Barry K. Allen
                                          Jonathan Kraft
                                          Peter McDonald

  The foregoing Audit Committee Report shall not be deemed to be incorporated by reference into any of the Company's previous or future filings with the SEC, except as otherwise explicitly specified by the Company in any such filing.

Certain Relationships and Related Transactions

 CMGI@Ventures

  The Company has several Internet investment and development entities. The Company's interests in such entities are reflected principally through its ownership of CMG@Ventures Capital Corp. and CMG@Ventures, Inc., wholly owned subsidiaries of the Company. CMG@Ventures Capital Corp. and CMG@Ventures, Inc. are entitled to (i) an interest ranging from approximately 77.5% to 80% of the net capital gains realized by CMG@Ventures I, LLC ("CMG@Ventures I") (which percentage varies depending on the date on which the investment generating the particular net capital gain was made) and (ii) approximately 80% of the net capital gains realized by CMG@Ventures II, LLC ("CMG@Ventures II"). CMG@Ventures Capital Corp. is entitled (x) through its ownership of an interest in @Ventures Partners III, LLC, the general partner of @Ventures III, L.P. and @Ventures Foreign Fund III, L.P., to approximately 2% of the net capital gains realized by @Ventures

III, L.P. and @Ventures Foreign Fund III, L.P., and (y) to approximately 80% of the net capital gains realized by CMG @Ventures III, LLC. CMG@Ventures Capital Corp., through its interest in CMGI@Ventures IV, LLC ("CMGI@Ventures IV"), is generally entitled to an interest, ranging from 80% to 92.5%, of the net profits from each investment made by CMGI@Ventures IV, depending on the aggregate amount previously distributed to CMGI@Ventures Capital Corp. by CMGI@Ventures IV, and after payment of certain fees to profit members of CMGI@Ventures IV.

  Mr. Wetherell is a profit member (as defined in the limited liability company agreement) of CMG@Ventures I, and in that capacity owns an approximate 8.6% carried interest in the net realized gains (as defined in the limited liability company agreement) of CMG@Ventures I. Mr. Wetherell's interest in CMG@Ventures I is fully vested. Mr. Wetherell is a managing member of CMG@Ventures II and in that capacity owns an approximate 7.8% carried interest in the net realized gains (as defined in the operating agreement) of CMG@Ventures II. Mr. Wetherell's interest in CMG@Ventures II is fully vested. Mr. Wetherell has indirect compensatory interests in the @Ventures III venture capital funds (as described below). Mr. Wetherell is not a member of CMGI@Ventures IV and has no compensatory interests therein.

  From August 1, 2000 through October 31, 2001, CMG@Ventures I and CMG@Ventures II allocated the following shares to the account of Mr.
Wetherell:

                                   Number of
                                    Shares
                                 Allocated to                      Entity
                                Mr. Wetherell's    Date of       Allocating
         Company Name               Account       Allocation       Shares
         ------------           --------------- -------------- ---------------
marchFIRST, Inc................         905        August 2000 CMG@Ventures I
Lycos, Inc. (A)................      48,858     September 2000 CMG@Ventures I
Vicinity Corporation...........       3,104     September 2000 CMG@Ventures II
Vicinity Corporation...........     448,797       October 2000 CMG@Ventures I
Amazon.com, Inc. ..............         111          July 2001 CMG@Ventures II
Critical Path, Inc.............         164          July 2001 CMG@Ventures II
Hollywood Entertainment
 Corporation...................         200          July 2001 CMG@Ventures II
Kana Communications, Inc. .....         446          July 2001 CMG@Ventures II
marchFIRST, Inc................          72          July 2001 CMG@Ventures I
PTEK Holdings, Inc. ...........         117          July 2001 CMG@Ventures I
Terra Networks, S.A. (ADR).....      27,973          July 2001 CMG@Ventures I
Ventro Corporation.............         267          July 2001 CMG@Ventures II
Vicinity Corporation...........       6,329          July 2001 CMG@Ventures I
Vicinity Corporation...........           4          July 2001 CMG@Ventures II
Yahoo!, Inc....................      14,684          July 2001 CMG@Ventures I
Yahoo!, Inc....................          67          July 2001 CMG@Ventures II

--------
(A) Lycos, Inc. was acquired by Terra Networks, S.A. in October 2000 in a merger in which each share of common stock of Lycos, Inc. was converted into 2.15 ordinary shares or ADR's of Terra Networks, S.A.

  From August 1, 2000 through October 31, 2001, cash of $247 and $188 was allocated to the account of Mr. Wetherell in his capacity as a member of CMG@Ventures I and CMG@Ventures II, respectively.

  From August 1, 2000 through October 31, 2001, Mr. Wetherell received the following distributions of previously allocated shares from CMG@Ventures I and CMG@Ventures II:

                                     Number of
                                      Shares
                                    Distributed                    Entity
                                        to          Date of     Distributing
           Company Name            Mr. Wetherell Distribution      Shares
           ------------            ------------- ------------- ---------------
Lycos, Inc. (A)...................     98,681     October 2000 CMG@Ventures I
PTEK Holdings, Inc. ..............      1,395     October 2000 CMG@Ventures I
Yahoo!, Inc.......................     11,601     October 2000 CMG@Ventures I
marchFIRST, Inc...................      1,445    November 2000 CMG@Ventures I
Vicinity Corporation..............    347,817    November 2000 CMG@Ventures I
Vicinity Corporation..............      2,483    November 2000 CMG@Ventures II
Yahoo!, Inc.......................     16,333    February 2001 CMG@Ventures I
Yahoo!, Inc.......................      2,568         May 2001 CMGI@VenturesII
Amazon.com, Inc. .................     12,944        June 2001 CMG@Ventures II
Critical Path, Inc................     19,120        July 2001 CMG@Ventures II
Hollywood Entertainment
 Corporation......................     23,252        July 2001 CMG@Ventures II
Ventro Corporation................    165,471        July 2001 CMG@Ventures II

--------
(A) Lycos, Inc. was acquired by Terra Networks, S.A. in October 2000 in a merger in which each share of common stock of Lycos, Inc. was converted into 2.15 ordinary shares or ADR's of Terra Networks, S.A.

  From August 1, 2000 through October 31, 2001, Mr. Wetherell received distributions of $13,816 and $51,326 of previously allocated cash amounts from CMG@Ventures I and CMG@Ventures II, respectively.

  From August 1, 2000 through October 31, 2001, Mr. Wetherell received distributions of $87,569 of the amount allocated to his account pursuant to the CMG@Ventures, Inc. Deferred Compensation Plan. Such amount had been allocated to the account of Mr. Wetherell during fiscal year 1997 in his capacity as a profit member of CMG@Ventures I.

  Mr. Wetherell has indirect compensatory interests in the @Ventures III venture capital funds. The @Ventures III funds consist of three funds that generally invest together in each portfolio company according to stated percentages: (i) @Ventures III, L.P.; (ii) @Ventures Foreign Fund III, L.P.; and (iii) CMG@Ventures III, LLC. Each of the three funds is managed by @Ventures Partners III, LLC, which is entitled to approximately 20% of the cumulative net realized gains from the funds. Mr. Wetherell is a voting managing member of @Ventures Partners III, LLC. Mr. Wetherell is entitled to approximately 32.7% of all amounts distributed by the funds to @Ventures Partners III, LLC. Mr. Wetherell's interests in @Ventures Partners III, LLC are subject to vesting over 20 calendar quarters commencing with the date of formation of @Ventures Partners III, LLC. The other members of @Ventures Partners III, LLC consist of (i) individuals who provide management services to the funds and (ii) CMG@Ventures Capital Corp., a direct wholly owned subsidiary of the Company, which has a 10% interest in all of the amounts distributed by @Ventures Partners III, LLC. @Ventures Investors, LLC is required to co-invest with the other @Ventures III funds. @Ventures Investors, LLC invests 2.0% of the aggregate amount to be invested by the three funds and @Ventures Investors, LLC in each portfolio company investment. Mr. Wetherell is a member of, and has an approximate 33.8% interest in, @Ventures Investors, LLC. Mr. Wetherell's future rights to participate in investments of @Ventures Investors, LLC are contingent upon his continued involvement with the @Ventures III funds, the Company, or any affiliates of either.

  From August 1, 2000 through October 31, 2001, @Ventures Partners III, LLC and @Ventures Investors, LLC allocated the following shares of common stock to the account of Mr. Wetherell:

                         Number of
                          Shares
                       Allocated to
                      Mr. Wetherell's    Date of
Company Name              Account       Allocation    Entity Allocating Shares
------------          --------------- -------------- ---------------------------
Ventro Corporation..      25,540      September 2000 @Ventures Investors, LLC
Yahoo!, Inc.........       4,899        October 2000 @Ventures Partners III, LLC
Yahoo!, Inc.........       2,299        October 2000 @Ventures Investors, LLC
Ventro Corporation..       2,372       February 2001 @Ventures Partners III, LLC
Ventro Corporation..       2,839       February 2001 @Ventures Investors, LLC

  From August 1, 2000 through October 31, 2001, cash of $23,295 and $34,056 was allocated to the accounts of Mr. Wetherell in his capacities as a member of @Ventures Partners III, LLC and @Ventures Investors, LLC, respectively.

  From August 1, 2000 through October 31, 2001, Mr. Wetherell received the following distributions of previously allocated shares of common stock from @Ventures Partners III, LLC and @Ventures Investors, LLC:

                           Number of
                            Shares
                          Distributed
                              to
Company Name             Mr. Wetherell Date of Distribution Entity Distributing Shares
------------             ------------- -------------------- ---------------------------
Ventro Corporation......    25,540        September 2000    @Ventures Investors, LLC
Ventro Corporation......     9,377          October 2000    @Ventures Partners III, LLC
Yahoo!, Inc. ...........     1,960          October 2000    @Ventures Partners III, LLC
Yahoo!, Inc. ...........     2,299          October 2000    @Ventures Investors, LLC
Ventro Corporation......     1,067         February 2001    @Ventures Partners III, LLC
Ventro Corporation......     2,839         February 2001    @Ventures Investors, LLC

  @Ventures Management, LLC provides management services to investment funds, including: @Ventures III, L.P.; @Ventures Foreign Fund III, L.P.; and CMG @Ventures III, LLC. @Ventures Management, LLC receives annual management fees from each of @Ventures III, L.P., @Ventures Foreign Fund III, L.P. and CMG @Ventures III, LLC equal to approximately 2% of the capital committed to such fund. Mr. Wetherell is a voting member of @Ventures Management, LLC. Mr. Wetherell has an approximately 36.3% interest in the net income of @Ventures Management, LLC. From August 1, 2000 through October 31, 2001, Mr. Wetherell received cash distributions of $405,100 in his capacity as a member of @Ventures Management LLC.

 Compaq Computer Corporation

  In connection with the Company's acquisition of AltaVista in August 1999, the Company issued promissory notes to Compaq in the aggregate principal amount of $220 million (the "Notes"). Interest on the Notes, at a rate of 10.5% per annum, is due and payable semiannually on each February 18 and August 18 until the Notes are paid in full. Any principal and interest on the Notes is payable, at the option of the Company, in cash, marketable securities (as defined in the Notes) or any combination thereof. On August 18, 2000, the Company issued an aggregate of 312,547 shares of Common Stock to Compaq in satisfaction of interest due and payable on the Notes. On February 18, 2001, the Company issued an aggregate of 2,013,948 shares of Common Stock to Compaq in satisfaction of interest due and payable on the Notes. On August 18, 2001, the Company issued an aggregate of 5,397,196 shares of Common Stock to Compaq in satisfaction of interest due and payable on the Notes. On November 8, 2001, Compaq exchanged the Notes, plus the accrued interest thereon, for $75 million in cash, 4,445,056 shares of Common Stock, and the Company's 49% ownership interest in B2E Solutions, LLC.

  In connection with the AltaVista acquisition, the Company agreed that for so long as Compaq owns at least 5% of the issued and outstanding stock of the Company, Compaq shall have the right to designate a member of the Board of Directors of the Company.

  In connection with the AltaVista acquisition, the Company and Compaq entered into a strategic business agreement pursuant to which each party agreed to promote and purchase, in some cases, the products or services of the other. These arrangements include (i) the payment of fees by the Company to Compaq for certain Internet traffic directed by Compaq to designated web sites of the Company or its subsidiaries, (ii) an agreement by the Company to spend a specified portion of its information technology budget on products or services offered by Compaq that meet the Company's requirements, (iii) an agreement between the Company and Compaq to provide one another its services and/or products on terms equal to its most favorable then-offered pricing terms, and
(iv) an agreement to create a joint marketing fund for marketing activities which promote the parties' strategic relationship, products and services. From August 1, 2000 through October 31, 2001, the Company made payments to Compaq totaling approximately $70.4 million pursuant to the strategic business agreement.

  AltaVista has issued a convertible demand note to Compaq as payment for all debt incurred by AltaVista to Compaq. Under the note, debt accrues interest at a rate of 7% per year, compounded monthly until Compaq elects to convert the debt into shares of Series A convertible preferred stock of AltaVista. Each share of Series A convertible preferred stock of AltaVista is currently convertible into ten shares of common stock of AltaVista. As of October 31, 2001, Compaq owned 128,302 shares of Series A convertible preferred stock, convertible into 1,283,032 shares of AltaVista common stock. As of October 31, 2001, AltaVista owed Compaq approximately $3.1 million under the note, and Compaq has the right to provide AltaVista with additional convertible debt financing in the future based on the amount of funding provided by the Company and the percentage ownership of AltaVista by the Company and Compaq at the end of each quarter. Any future funding provided by Compaq is convertible into shares of Series A convertible preferred stock of AltaVista.

  In August 1999, AltaVista and Compaq entered into a Customer Services Software Product Services Agreement. Compaq agreed to supply level 1 software support services to purchasers of AltaVista's software, and Compaq agreed to pay AltaVista a portion of the fees received for subscription services plus $50,000 per quarter for AltaVista's provision of level 2 and 3 support. From August 1, 2000 through October 31, 2001, AltaVista received approximately $250,000 under the agreement.

  In November 1999, AltaVista entered into a Master Lease and Financing Agreement with Compaq Financial Services Corporation ("CFS"), a subsidiary of Compaq. Pursuant to the agreement, CFS may lease equipment and computer software programs to AltaVista and provide financing for license fees related to computer software programs and other services. As of October 31, 2001, AltaVista's outstanding balance under the agreement was approximately $19.8 million. In May 2000, AltaVista entered into an addendum to the Master Lease and Financing Agreement pursuant to which CFS has agreed to lease equipment and computer software programs to AltaVista in the United Kingdom. As of October 31, 2001, AltaVista's outstanding balance under the addendum was approximately $5.1 million. On November 8, 2001, AltaVista purchased certain equipment, which AltaVista previously leased from CFS under the Master Lease and Financing Agreement, for $20 million in cash.

  In December 1999, AltaVista and Compaq entered into a Business Partner Agreement pursuant to which Compaq agreed to resell AltaVista's search technology. From August 1, 2000 through October 31, 2001, AltaVista received approximately $1.7 million under the agreement.

  The Company has entered into a Master Lease and Financing Agreement with CFS, pursuant to which CFS may lease equipment and computer software programs to the Company and provide financing for license fees related to computer software programs and other services. As of October 31, 2001, the Company's outstanding balance under the agreement was approximately $9.2 million.

  In June 2000, the Company acquired an approximate 33% ownership interest in B2E Solutions LLC ("B2E"), a joint venture with Compaq. In fiscal 2001, the Company's ownership interest in B2E increased to approximately 49% when, in a series of transactions pursuant to the terms of the acquisition agreement, the Company, among other things, (i) issued and sold an aggregate of 98,536 shares of its Common Stock to Compaq for an aggregate purchase price of $7.0 million and (ii) paid an aggregate of $14.0 million to B2E for additional membership interests in B2E. During fiscal 2001, the Company made a capital contribution to B2E of approximately $140,000. From August 1, 2000 through October 31, 2001, B2E purchased approximately $4.0 million of products and services from the Company.

  Pursuant to a Software Distribution Agreement by and between Engage and Compaq, pursuant to which Compaq agreed to market and distribute certain software products and technology of Engage on a worldwide basis, Engage received approximately $16.1 million from August 1, 2000 through October 31, 2001.

  NaviSite has entered into a Master Lease and Financing Agreement with CFS, pursuant to which CFS may lease equipment and computer software programs to NaviSite and provide financing for license fees related to computer software programs and other services. As of October 31, 2001, NaviSite's outstanding balance under the agreement was approximately $29.5 million. On November 8, 2001, NaviSite purchased certain equipment previously leased from CFS, by issuing a note payable in the face amount of approximately $35 million. CFS and the Company also loaned NaviSite $20 million and $10 million, respectively, in cash. In exchange for the cash infusion, NaviSite issued notes payable in the face amounts of $20 million and $10 million to CFS and the Company, respectively, making the total notes payable issued by NaviSite to CFS and the Company, approximately $55 million and $10 million, respectively. The notes require payment of interest only, at 12% per annum, for the first three years from the date of issuance and then repayment of interest and principal, on a straight-line basis, over the next three years until maturity on the sixth anniversary of the date of issuance. At NaviSite's option, it may make interest payments (i) 100% in shares of NaviSite common stock, in the case of amounts owed to the Company and (ii) approximately 16.67% in shares of NaviSite common stock through December 2003, in the case of amounts owed to CFS. Subject to NaviSite stockholder approval, the principal balance will be convertible into NaviSite common stock at the option of the holders at any time prior to or at maturity at a rate of $0.26 per share. If this conversion feature is exercised by CFS, the Company's ownership in NaviSite would drop below 50% and the Company would no longer consolidate NaviSite's financial results which currently represent a substantial portion of its Infrastructure and Enabling Technologies segment. The Company also converted its $80 million in aggregate principal amount of notes receivable from NaviSite, plus the accrued interest thereon, into approximately 14.8 million shares of NaviSite common stock. The Company also converted approximately $16.2 million in other amounts receivable from NaviSite into approximately 9.9 million shares of NaviSite common stock.

  In October 2001, Equilibrium Technologies, Inc., a subsidiary of the Company ("Equilibrium"), entered into a Reseller Agreement with Compaq, pursuant to which Compaq agreed to resell Equilibrium's MediaRich product. As part of the Reseller Agreement, Equilibrium agreed to provide support to purchasers of the MediaRich product.

  uBid, Inc., a subsidiary of the Company ("uBid"), from time to time offers certain Compaq products for sale on the uBid auction website. From August 1, 2000 through October 31, 2001, uBid purchased approximately $13.9 million of products from Compaq for resale on the uBid website.

 CMGI Field

  In August 2000, the Company acquired the exclusive naming and sponsorship rights to the New England Patriots' new stadium, to be known as "CMGI Field," for a period of fifteen years. In return for the naming and sponsorship rights, the Company will pay $7.6 million per year for the first ten years, with consumer price index adjustments for years eleven through fifteen. The Company will make its first semi-annual payment under this agreement in January 2002. Jonathan Kraft, a member of the Company's Board of Directors, is President and Chief Operating Officer of The Kraft Group, a private holding company whose holdings include the New England Patriots and CMGI Field. Mr. Kraft also is Vice Chairman of the New England Patriots.

Stock Performance Graph

  The graph below compares the cumulative total stockholder return of the Company's Common Stock from July 31, 1996 through July 31, 2001 with the cumulative total return of the Nasdaq Stock Market Index (U.S.)

and the Nasdaq Computer and Data Processing Services Index during the same period. Management cautions that the stock price performance shown in the graph below should not be considered indicative of potential future stock performance.

          Comparison of Cumulative Total Return Among CMGI, Inc., the
                       Nasdaq Stock Market Index (U.S.)
          and the Nasdaq Computer and Data Processing Services Index

                                    [GRAPH]

                                            Cumulative Total Return
                          -----------------------------------------------------------
                          July 1996 July 1997 July 1998 July 1999 July 2000 July 2001
                          --------- --------- --------- --------- --------- ---------
CMGI, Inc...............    $100      $161     $1,342    $7,267    $5,971     $318
Nasdaq Stock Market
 Index (U.S.)...........     100       148        174       248       353      190
Nasdaq Computer and Data
 Processing Services
 Index..................     100       156        206       306       413      219

  The graph shown above assumes that $100 was invested in the Company's Common Stock and in each index on July 31, 1996. In addition, the total returns for the Company's Common Stock and the indexes used assume the reinvestment of all dividends. On July 31, 1997, the Company paid a dividend of one share of the common stock of Lycos for every 64 shares of the Company's Common Stock held. The graph assumes that the Lycos common stock received as a dividend was sold on the date received and that the proceeds of such sale, as well as the proceeds for the fractional shares of Lycos, were used to purchase additional shares of the Company's Common Stock on July 31, 1997. Fractional shares of Lycos common stock were paid out on July 31, 1997 based upon the closing price of the Lycos common stock on June 5, 1997.

Employment Agreements and Severance and Change of Control Arrangements

  The Company is a party to an Employment Agreement, dated as of November 9, 1993, as amended, with David S. Wetherell, providing for the employment of Mr. Wetherell as Chief Executive Officer of the Company. The agreement provides for a term of employment through July 31, 2003 and a minimum annual base salary that is currently $1. The agreement also provides for annual incentive awards in amounts to be determined by the Compensation Committee, participation in all benefits made available to senior executives generally and salary continuation for the shorter of two years or the remaining term of the agreement in the event (i) Mr. Wetherell terminates his employment following a Change of Control of the Company (as defined), or (ii) Mr. Wetherell's employment is terminated by the Company other than for Cause (as defined); except that the two-year limit shall not apply in either event if the Company has achieved certain specified performance goals. The minimum annual base salary may be increased from time to time at the discretion of the Compensation Committee; provided that it may not thereafter be reduced without Mr. Wetherell's consent except as part of a general reduction in executive salaries. The agreement contains non-competition covenants in favor of the Company through July 31, 2005.

  Pursuant to the employment agreement, on November 9, 1993, Mr. Wetherell was also granted a non-qualified stock option under the Company's 1986 Stock Option Plan to purchase 4,800,000 shares of common stock at an exercise price of $0.165 per share. The option becomes exercisable in ten annual installments of 480,000 shares each, beginning on November 1, 1994, and ending on November 1, 2003, but only if and to the extent that the Company meets certain performance goals as determined by the Compensation Committee. In any event, the option became exercisable (to the extent not previously exercisable) as to the first 2,400,000 shares on November 1, 1998, and becomes exercisable as to the second 2,400,000 shares on November 1, 2003. In the event Mr. Wetherell terminates his employment following a Change of Control of the Company, a percentage of all remaining installments of his stock option would become exercisable, equal to the percentage of installments that had previously become exercisable. In the event Mr. Wetherell's employment is terminated by the Company other than for Cause, a percentage of up to three remaining installments of his stock option would become exercisable, equal to the percentage of installments that had previously become exercisable.

  Any compensation payable under the employment agreement to Mr. Wetherell contingent on a Change of Control of the Company which qualifies as a "parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended, shall be limited to the maximum amount that may be paid to him without any part of such compensation being deemed an excess parachute payment under the Code.

  The Limited Liability Company Agreement of CMG@Ventures I, LLC provides that, upon a change of control (as defined), each profit member, including Mr. Wetherell, may elect, within two months of the date of the change of control, to have CMG@Ventures I, LLC repurchase all, and not less than all, of the interest in CMG@Ventures I, LLC held by such profit member at the fair market value of such interest as determined by an independent appraisal pursuant to a procedure set forth in the Limited Liability Company Agreement. A change of control is defined to mean, among other things, a change of control of the Company (i) which has not been approved by a majority of all of the members of the Board of Directors of the Company, or (ii) which has been approved by a majority of all the members of the Board of Directors of the Company but which has not been approved by a majority in interest of the profit members of CMG@Ventures I, LLC and which is likely by its terms to have a material adverse effect upon the business and prospects of CMG@Ventures I, LLC and which change of control in either event is of a nature that would be required to be reported in response to Items 6(e) or 14(i), (iv) or (v) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), provided that, in the case of a change of control reportable under Item 6(e), such change of control involves the acquisition by any "person" (as such term in used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act, but expressly excluding Mr. Wetherell) of beneficial ownership, directly or indirectly, of securities or interests in the Company which represent more than 30% of the combined voting power of the Company's outstanding securities.

  The Operating Agreement of CMG@Ventures II, LLC provides that, upon a change of control (as defined), each managing member, including Mr. Wetherell, may elect, within two months of the date of the change of control, to have CMG@Ventures II, LLC repurchase all, and not less than all, of the interest in CMG@Ventures II, LLC held by such managing member at the fair market value of such interest as determined by an independent appraisal pursuant to a procedure set forth in the Operating Agreement. A change of control is defined to mean, among other things, a change of control of the Company (i) which has not been approved by a majority of all of the members of the Board of Directors of the Company, or (ii) which has been approved by a majority of all the members of the Board of Directors of the Company but which has not been approved by a majority in interest of the members of CMG@Ventures II, LLC and which is likely by its terms to have a material adverse effect upon the business and prospects of CMG@Ventures II, LLC and which change of control in either event is of a nature that would be required to be reported in response to Items 6(e) or 14(i), (iv) or (v) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, provided that, in the case of a change of control reportable under Item 6(e), such change of control involves the acquisition by any "person" (as such term in used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act, but expressly excluding Mr. Wetherell) of beneficial ownership, directly or indirectly, of securities or interests in the Company which represent more than 30% of the combined voting power of the Company's outstanding securities.

  Mr. Andonian and the Company have entered into an Executive Retention Agreement, dated as of July 9, 2001, that provides in the event that his employment is terminated by the Company for a reason other than for Cause (as defined), then the Company shall pay Mr. Andonian a severance payment equal to his then-current annual base salary, payable in 24 semi-monthly installments, plus his target bonus as in effect on his last day of employment. In addition, the agreement provides that in the event that his employment is terminated by the Company for a reason other than for Cause or by Mr. Andonian for Good Reason (as defined) within one year following a Change of Control of the Company (as defined), then (i) the Company shall pay Mr. Andonian a one-time severance payment equal to two times his then-current annual base salary plus two times his then-current target bonus, and (ii) outstanding options to purchase an aggregate of 1,050,000 shares of Common Stock shall immediately become fully vested.

  In connection with his resignation in September 2001, Engage agreed to continue to pay Mr. Nuzzo his regular base salary in semi-monthly installments of $11,666.67 each until November 19, 2002.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission.

  Except as described below, and based solely on its review of the copies of such forms received or written representations from certain reporting persons, the Company believes that, during fiscal 2001, its officers, directors and ten-percent stockholders complied with all applicable Section 16(a) filing requirements applicable to such individuals.

  Compaq reported the acquisition of 312,547 shares of Common Stock on August 18, 2000 on a Form 4 filed on January 9, 2001.

  John G. McDonald, who became a director of the Company on April 6, 2001, reported the ownership of 402 shares of Common Stock and options to purchase 200,000 shares of Common Stock on a Form 3 filed on April 20, 2001. Mr. McDonald resigned from the Board on October 24, 2001.

Annual Report on Form 10-K

  The Company's Annual Report on Form 10-K for the year ended July 31, 2001 is available without charge upon request from the Company. Requests for copies of the Annual Report on Form 10-K should be sent to the Company's Investor Relations Department at CMGI, Inc., 100 Brickstone Square, Andover, Massachusetts 01810.

Other Matters

  The Board does not know of any other matter which may come before the Meeting. If any other matters are properly presented to the Meeting, it is the intention of the persons named as proxies in the accompanying proxy card to vote, or otherwise to act, in accordance with their best judgment on such matters.

  The Board hopes that stockholders will attend the Meeting. Whether or not you plan to attend, you are urged to sign, date and complete the enclosed proxy card and return it in the accompanying envelope. A prompt response will greatly facilitate arrangements for the Meeting, and your cooperation will be appreciated. Stockholders who attend the Meeting may vote their shares even though they have sent in their proxies.

Proposals of Stockholders for 2002 Annual Meeting

  Any proposal that a stockholder of the Company wishes to be considered for inclusion in the Company's proxy statement and proxy card for the Company's 2002 Annual Meeting of Stockholders (the "2002 Annual Meeting") must be submitted to the Secretary of the Company at its offices, 100 Brickstone Square, Andover, Massachusetts 01810, no later than July 21, 2002. In addition, such proposals must comply with the requirements of Rule 14a-8 under the Exchange Act.

  If a stockholder of the Company wishes to present a proposal before the 2002 Annual Meeting, but does not wish to have the proposal considered for inclusion in the Company's proxy statement and proxy card, such stockholder must also give written notice to the Secretary of the Company at the address noted above. The Secretary must receive such notice no later than July 21, 2002. If a stockholder fails to provide timely notice of a proposal to be presented at the 2002 Annual Meeting, the proxies designated by the Board of Directors of the Company will have discretionary authority to vote on any such proposal.

                                          By Order of the Board of Directors,
                                          /s/ David S. Wetherell
                                          David S. Wetherell, Secretary

Andover, Massachusetts
November 16, 2001

                                                                     APPENDIX I

                                  CMGI, INC.

                 PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON DECEMBER 19, 2001

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned, having received notice of the Annual Meeting of Stockholders and the Board of Directors' proxy statement therefor, and revoking all prior proxies, hereby appoint(s) David S. Wetherell, George A. McMillan and William Williams II, and each of them, attorneys or attorney of the undersigned (with full power of substitution in them and each of them) for and in the name(s) of the undersigned to attend the Annual Meeting of Stockholders of CMGI, INC. (the "Company") to be held at The Andover Country Club, 60 Canterbury Street, Andover, Massachusetts 01810, on Wednesday, December 19, 2001, at 9:00 a.m. local time, and any adjournments thereof, and there to vote and act upon the following matters in respect of all shares of stock of the Company which the undersigned may be entitled to vote or act upon, with all the powers the undersigned would possess if personally present. None of the following proposals is conditioned upon the approval of any other proposal.

In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof. The shares represented by this proxy will be voted as directed by the undersigned. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY ELECTION TO OFFICE OR PROPOSAL, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing.

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Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by authorized officer, giving full title. If a partnership, please sign in partnership name by authorized person, giving full title.

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HAS YOUR ADDRESS CHANGED?

                                          DO YOU HAVE ANY COMMENTS?

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DETACH CARD                               DETACH CARD

Admission Ticket

This is your admission ticket for you and a guest to attend the Annual Meeting of Stockholders to be held on Wednesday, December 19, 2001, at 9:00 a.m. local time at The Andover Country Club, 60 Canterbury Street, Andover, Massachusetts 01810. Please detach and present this ticket and picture identification for admission to the meeting.

Stockholders and guests must have a ticket for admission to the meeting. This ticket is non-transferable.

PLEASE DETACH AND PRESENT THIS TICKET AND PICTURE IDENTIFICATION FOR ADMISSION
                             TO THE ANNUAL MEETING

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE "FOR" EACH OF THE DIRECTOR NOMINEES, "FOR" EACH OF PROPOSALS 2 AND 3 AND "AGAINST" THE STOCKHOLDER PROPOSAL.

Note: Please be sure to sign and date this Proxy.

-------------------------------------     -------------------------------------
Stockholder sign here                     Co-owner sign here
Date:                                     Date:

A VOTE "FOR" EACH OF THE DIRECTOR NOMINEES AND A VOTE "FOR" EACH OF PROPOSALS 2 AND 3 ARE RECOMMENDED BY THE BOARD OF DIRECTORS.

1.To elect the nominees listed at right for Class II Director to serve for the ensuing three years (except as marked):

                          For           Withhold

  Barry K. Allen

                          [ ]            [ ]

  Virginia G. Bonker

NOTE: IF YOU DO NOT WISH YOUR SHARES VOTED "FOR" A PARTICULAR NOMINEE, MARK THE "FOR" BOX AND STRIKE A LINE THROUGH THE NAME OF THE NOMINEE IN THE LIST AT RIGHT. YOUR SHARES WILL BE VOTED FOR THE REMAINING NOMINEE.

2.To approve the amendment to the Company's Employee Stock Purchase Plan.

    For [ ]     Against [ ]     Abstain [ ]

3.To ratify the appointment of KPMG LLP as the Company's independent auditors for the current fiscal year.

    For [ ]     Against [ ]     Abstain [ ]

A VOTE "AGAINST" THE STOCKHOLDER PROPOSAL IS RECOMMENDED BY THE BOARD OF DIRECTORS.

4.To approve the stockholder proposal.

    For [ ]     Against [ ]     Abstain [ ]

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT THEREOF.

Mark box at right if address change or comment has been noted on the reverse
side of this card.   [ ]

Mark box at right if you plan to attend the Annual
Meeting.                   [ ]

               Please Detach and Mail in the Envelope Provided.

     Please date, sign and mail your proxy card back as soon as possible!

         Annual Meeting of Stockholders  CMGI, INC. December 19, 2001

                                                                    APPENDIX II
                                  CMGI, INC.

            AMENDED AND RESTATED 1995 EMPLOYEE STOCK PURCHASE PLAN

  1. Purpose. This 1995 Employee Stock Purchase Plan (as amended and restated, the "Plan") is intended to encourage and assist employees of CMGI, Inc. (the "Corporation") and the employees of any present or future designated subsidiaries of the Corporation in acquiring a stock ownership interest in the Corporation. The Plan is intended to be an Employee Stock Purchase Plan under, and complying with, the terms and conditions of Section 423 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the "Code").

  2. Stock Subject to the Plan. Subject to adjustment pursuant to Section 12 of the Plan, the aggregate number of shares of Common Stock, $.01 par value per share, of the Corporation (the "Common Stock") which may be sold under this Plan pursuant to the exercise of non-transferable options granted under this Plan to participating employees is 56,000,000 (as adjusted through June 9, 2000), less such number of shares as may from time to time be issued pursuant to the Corporation's 1986 Stock Option Plan, as amended and/or restated from time to time. The shares may be authorized but unissued, or reacquired, shares of Common Stock. The Corporation during the term of the Plan shall at all times reserve and keep available such number of shares of Common Stock as shall be sufficient to satisfy the requirements of the Plan.

  3. Quarterly Periods. As used herein, the term "quarterly period" shall mean the three-month period beginning on the first day of each of the Corporation's fiscal quarters and ending on the last day of each of the Corporation's fiscal quarters.

  4. Eligibility. Any employee of the Corporation or any of its present or future designated subsidiaries (except (a) any employee who, immediately after the grant of an option hereunder, directly or by attribution owns stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Corporation or any subsidiary of the Corporation, or
(b) any employee whose customary employment is 20 hours or less per week, or
(c) any employee whose customary employment is for not more than five months in any calendar year) is eligible to participate in the Plan on the first day of the first quarterly period following commencement of employment. Any subsidiary of the Corporation, including future subsidiaries, may or may not be designated by the Board of Directors of the Corporation as a subsidiary whose employees may participate in the Plan as provided above.

  For purposes of the Plan, "subsidiary" shall have the meaning set forth in
Section 424(f) of the Code.

  5. Participation. Any eligible employee's participation in the Plan shall be effective as of the first day of the quarterly period following the day on which the employee completes, signs and returns to the Corporation a Stock Purchase Plan Application and Payroll Deduction Authorization form indicating his or her acceptance of and agreement to the terms and conditions of the Plan and indicating the employee's standing level of contribution to the Plan in accordance with Paragraph 6 below. Participation of any employee in the Plan is entirely voluntary. All eligible employees who elect to participate in the Plan shall have the same rights and privileges. Unless an employee files a new form or withdraws from the Plan, his or her deductions and purchases will continue at the same rate for future quarterly periods as long as the Plan remains in effect.

  Any employee participating in the Plan or receiving shares of Common Stock hereunder shall have no rights with respect to continuation of employment with the Corporation or any subsidiary, nor with respect to continuation of any particular Corporation business, policy or product, including the Plan.

  6. Deductions. Any employee electing to participate in the Plan must authorize a whole percentage (not less than 1% nor more than 10%) or a whole dollar amount (not less than $10.00) of the employee's regular pay to be deducted by the Corporation from the employee's regular pay during each quarterly period, provided that in no event may such percentage or amount result in total deductions of less than $100.00 per quarterly period for such employee.

  Notwithstanding the foregoing, no employee shall be entitled to purchase shares of Common Stock under the Plan with an aggregate fair market value (determined at date of grant) exceeding $6,250 per quarterly period; and furthermore, no employee shall be permitted to purchase shares of common stock under all the employee stock purchase plans of the Corporation and its subsidiaries at a rate which exceeds $25,000 in fair market value of such stock (determined at the time the options are granted) per calendar year in which any such option granted to such employee is outstanding at any time.

  An employee may elect to have amounts deducted from his or her pay, as described above, by delivering to the Corporation a Stock Purchase Plan Application and Payroll Deduction Authorization form stating the percentage or amount to be deducted. If an employee has not filed such a standing election prior to the commencement date of a quarterly period, he or she will be deemed to have elected not to have any of his or her pay withheld. Deductions may be increased or decreased during a quarterly period by filing a new standing election, which will be effective during the first full pay period subsequent to its filing and processing.

  No employee will be permitted to make contributions for any period during which he or she is not receiving pay from the Corporation or one of its present or future designated subsidiaries.

  7. Issuance of Shares. On the last trading day of each quarterly period so long as the Plan shall remain in effect, and provided the employee has not before that date advised the Corporation that he or she elects to withdraw his or her entire account, the Corporation shall apply the funds in the employee's account as of that date to the purchase of authorized but unissued, or reacquired, shares of Common Stock in units of one share or whole multiples thereof.

  The cost to each employee for the shares of Common Stock so purchased shall be eighty-five percent (85%) of the lower of the fair market value of the Common Stock on the first trading day of the quarterly period (the "date of grant") and the fair market value of the Common Stock on the last trading day of the quarterly period (the "date of exercise"), determined as follows:

  (1) The fair market value of the shares on the date of the grant shall be the mean between the average bid and ask prices of the stock in the over-the-counter market as quoted on the National Association of Securities Dealers Automatic Quotation System (NASDAQ), or if its stock is quoted on the Nasdaq National Market the last reported sales price of the stock, or if the stock is traded on one or more securities exchanges the average of the closing prices on all such exchanges on the date of grant; and

  (2) The fair market value of the shares on the date of exercise shall be the mean between the average bid and ask prices of the stock in the over-the-counter market as quoted on the National Association of Securities Dealers Automatic Quotation System (NASDAQ), or if its stock is quoted on the Nasdaq National Market the last reported sales price of the stock, or if the stock is traded on one or more securities exchanges the average of the closing prices on all such exchanges on the date of exercise.

  Any amount remaining in an employee's account at the end of a quarterly period after application to the purchase of shares of Common Stock shall be refunded to the employee, except that any amount remaining in an employee's account equal to less than the sum required to purchase one share shall, unless otherwise requested by the employee, be held in the employee's account for use during the next quarterly period. Any amount remaining in such employee's account by reason of his or her prior election to withdraw his or her entire account shall be disbursed to the employee within 30 days following such election. The Corporation shall as expeditiously as possible after the last day of each quarterly period issue to the employee entitled thereto the certificate evidencing the shares of Common Stock issuable to him or her as provided herein.

  Notwithstanding anything above to the contrary, (a) if the aggregate number of shares of Common Stock employees desire to purchase at the end of any quarterly period exceeds the number of shares then available under the Plan, the shares available shall be allocated among such employees in proportion to their contributions during the quarterly period (but no fractional shares shall be issued); and (b) no funds in an employee's account shall be applied to the purchase of shares and no shares hereunder shall be issued unless such shares are covered by an effective registration statement under the Securities Act of 1933, as amended, or by an exemption therefrom.

  8. Termination of Participation. An employee's participation in the Plan will be terminated when the employee (a) voluntarily elects to withdraw his or her entire account, (b) resigns or is discharged from the Corporation and all of its present or future designated subsidiaries or (c) dies. Upon termination of participation, the employee shall not be entitled to rejoin the Plan until the first day of the quarterly period immediately following the quarterly period in which the termination of participation occurs. Upon termination of participation, the employee shall be entitled to the amount of his or her individual account within thirty (30) days.

  If, prior to the last day of the quarterly period, the designated subsidiary by which an employee is employed shall cease to be a subsidiary of the Corporation, or if the employee is transferred to a subsidiary of the Corporation that is not a designated subsidiary, the employee shall be deemed to have been discharged from the Corporation and all designated subsidiaries for purposes of the Plan.

  9. Beneficiary. Each employee may file a written designation of a beneficiary who is to receive any shares of Common Stock credited to such employee's account under the Plan in the event of the death of such employee prior to delivery to such employee of the certificates for such shares. Such designation may be changed by the employee at any time by written notice received by the Corporation.

  Upon the death of an employee, his or her account shall be paid or distributed to the beneficiary or beneficiaries designated by such employee, or in the absence of such designation, to the executor or administrator of his or her estate, and in either event the Corporation shall not be under any further liability to anyone. If more than one beneficiary is designated, each beneficiary shall receive an equal portion of the account unless the employee indicates to the contrary in his or her designation, provided that the Corporation may in its sole discretion make distributions in such form as will avoid the creation of fractional shares.

  10. Administration of the Plan. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Corporation. All terms of the Plan shall be subject to interpretation by the Compensation Committee of the Board of Directors whose decision shall be final and binding on all parties. All costs and expenses incurred in administering the Plan shall be paid by the Corporation.

  11. Modification and Termination. The Corporation expects to continue the Plan until such time as the shares of Common Stock reserved for issuance under the Plan have been sold. The Corporation reserves, however, the right to amend, alter or terminate the Plan in its discretion. Upon termination of the Plan, each employee shall be entitled to the amount of his or her individual account within thirty (30) days after such termination.

  12. Adjustments upon Changes in Capitalization; Change of
Control. Appropriate and proportionate adjustments shall be made in the number and class of shares of stock subject to this Plan, and to the rights granted hereunder and the prices applicable to such rights, in the event of a stock dividend, stock split, reverse stock split, recapitalization, reorganization, merger, consolidation, acquisition, separation or other similar change in the capital structure of the Corporation.

  If the Corporation shall at any time merge or consolidate with another corporation and the holders of the capital stock of the Corporation immediately prior to such merger or consolidation do not continue to hold at least 50% by voting power of the capital stock of the surviving corporation, or in the event of a sale of all or substantially all of the assets of the Corporation, all outstanding options under the Plan shall be deemed cancelled as of the effective date of any such transaction, provided that notice of such cancellation shall be given to each holder of an option, and each holder of an option shall have the right to exercise such option in full based on payroll deductions then credited to his account as of a date determined by the Board of Directors.

  13. Transferability of Rights. No rights of any employee under this Plan shall be transferable by him or her, by operation of law or otherwise, except to the extent that an employee is permitted to designate a beneficiary or beneficiaries as herein above provided, and except to the extent permitted by will or the laws of descent and distribution if no such beneficiary be designated.

  14. Participation in Other Plans. Nothing herein contained shall affect an employee's right to participate in and receive benefits under and in accordance with the then current provisions of any pension, insurance or other employee welfare plan or programs of the Corporation.

  15. Applicable Law. The interpretation, performance and enforcement of this Plan shall be governed by the laws of the State of Delaware.

  16. Notification upon Sale of Shares. Each employee agrees, by participating in the Plan, to promptly give the Corporation notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the option pursuant to which such shares were purchased or one year after the date of exercise of the option.

  17. Effective Date of Plan; Governmental Regulation. The Plan was effective on
February 1, 1995. The Plan was amended and restated on June 9, 2000, effective August 1, 2000. The Corporation's obligation to offer, sell or deliver shares of Common Stock under the Plan is subject to any governmental approval required in connection with the authorized issuance or sale of such shares and is further subject to the determination by the Corporation that is has complied with all applicable securities laws.

                                   * * * * *

                                  CMGI, INC.

                              AMENDMENT NO. 1 TO
            AMENDED AND RESTATED 1995 EMPLOYEE STOCK PURCHASE PLAN

  The Amended and Restated 1995 Employee Stock Purchase Plan (the "Plan") of CMGI, Inc., a Delaware corporation (the "Corporation"), is hereby amended as follows:

  Section 2 of the Plan is hereby amended and restated in its entirety to read as follows:

  "2. Stock Subject to the Plan. Subject to adjustment pursuant to Section 12 of the Plan, the aggregate number of shares of Common Stock, $.01 par value per share, of the Corporation (the "Common Stock") which may be sold under this Plan pursuant to the exercise of non-transferable options granted under this Plan to participating employees is 1,000,000 (as adjusted through December 20, 2000). The shares may be authorized but unissued, or reacquired, shares of Common Stock. The Corporation during the term of the Plan shall at all times reserve and keep available such number of shares of Common Stock as shall be sufficient to satisfy the requirements of the Plan."

                                   * * * * *

                                          Adopted by the Board of Directors on
                                          December 20, 2000.

                                  CMGI, INC.

                              AMENDMENT NO. 2 TO
            AMENDED AND RESTATED 1995 EMPLOYEE STOCK PURCHASE PLAN

  The Amended and Restated 1995 Employee Stock Purchase Plan, as amended (the "Plan"), of CMGI, Inc., a Delaware corporation (the "Corporation"), is hereby amended as follows:

  Section 2 of the Plan is hereby amended and restated in its entirety to read as follows:

  "2. Stock Subject to the Plan. Subject to adjustment pursuant to Section 12 of the Plan, the aggregate number of shares of Common Stock, $.01 par value per share, of the Corporation (the "Common Stock") which may be sold under this Plan pursuant to the exercise of non-transferable options granted under this Plan to participating employees is 3,000,000. The shares may be authorized but unissued, or reacquired, shares of Common Stock. The Corporation during the term of the Plan shall at all times reserve and keep available such number of shares of Common Stock as shall be sufficient to satisfy the requirements of the Plan."

                                   * * * * *

                                          Adopted by the Board of Directors on
                                          October 19, 2001.